Exhibit 99.1

NEWS RELEASE

For Immediate Release	Contact: Howard Kaminsky, Exec. VP-CFO (818) 949-5386

SPORT CHALET REPORTS FIRST QUARTER RESULTS

Los Angeles, California — (July 28, 2004) — Sport Chalet, Inc. (Nasdaq: SPCH) announced the results for its first quarter ended June 30, 2004. Sales increased 15.4%, from $53.3 million for the quarter ended June 30, 2003 to $61.5 million for the same quarter this year. The increase is the result of opening three new stores in late Fall 2003, as well as a same store sales increase of 6.1%. Gross profit margin increased from 27.7% for the quarter ended June 30, 2003 to 28.8% for the same quarter this year, due to reduced costs from more efficient inbound logistics as well as continued improvements in inventory procurement. Selling, general and administrative expenses, as a percentage of sales, decreased primarily due to the increase in same store sales, as well as labor savings and lower advertising expenses, partially offset by an increase in workers’ compensation expense. As a result, net income increased $0.12 per diluted share from a loss of $593,000, or $0.09 per diluted share, in the first quarter last year to income of $245,000, or $0.03 per diluted share, for the same quarter this year.

Commenting on the results, Craig Levra, Chairman and CEO said, “We are pleased to begin the fiscal year with a strong first quarter and a significant improvement over last year. We again managed inventory effectively while achieving a same store sales increase of 6.1%, increasing our gross profit margin 110 basis points and reducing our average inventory per store by 2.1%.” Mr. Levra concluded, “During July, we helped solidify our team sales business and strengthened our operating platform by acquiring Bassco Sporting Goods, a Southern California based team dealer with nearly 20 years of team sales expertise.”

The Company will hold its annual stockholders’ meeting at the Sport Chalet Corporate Offices at One Sport Chalet Drive, La Canada, California on Monday, August 2, 2004 at 9:00 a.m.

Sport Chalet, founded in 1959 by Norbert Olberz, is a leading operator of full service specialty sporting goods superstores in California and Southern Nevada. The Company offers over 40 services for the serious sports enthusiast, including backpacking, canyoneering, and kayaking instruction, custom golf club fitting and repair, ski rental and repair, SCUBA training and certification, SCUBA boat charters, team sales, racquet stringing, and bicycle tune up and repair throughout its current 31 locations. The address for Sport Chalet’s web site is www.sportchalet.com.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the competitive environment in the sporting goods industry in general and in Company’s specific market areas, inflation, the challenge of implementing the Company’s expansion plans in Northern California, changes in costs of goods and services, the weather and economic conditions in general and in specific market areas. These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.

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SPORT CHALET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended
	June 30,
	2004	2003
Net sales	$61,538,119	$53,309,276
Cost of goods sold, buying and occupancy	43,839,441	38,536,263

Gross profit	17,698,678	14,773,013
Selling, general and administrative expenses	17,236,355	15,721,469

Income (loss) from operations	462,323	(948,456)
Interest expense	(43,291)	(34,010)

Income (loss) before taxes	419,032	(982,466)
Income tax provision (benefit)	174,000	(389,000)

Net income (loss)	$245,032	$(593,466)

Earnings (loss) per share:
Basic	$0.04	$(0.09)

Diluted	$0.03	$(0.09)

Weighted average number of common shares outstanding:
Basic	6,673,534	6,629,667

Diluted	7,190,852	6,629,667

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SPORT CHALET, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	March 31,
	2004	2004
	(Unaudited)
Assets
Current assets:
Cash	$1,530,938	$3,071,648
Accounts receivable, less allowance of $30,000	1,015,778	1,158,934
Merchandise inventories	64,521,890	54,172,055
Prepaid expenses and other current assets	2,478,926	2,202,036
Deferred income taxes	2,412,173	2,443,945

Total current assets	71,959,705	63,048,618
Furniture, equipment and leasehold improvements-net	29,706,263	29,467,976
Deferred income taxes	614,101	83,704
Other assets	93,019	101,036

Total assets	$102,373,088	$92,701,334

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	19,466,625	11,131,473
Salaries and wages payable	3,347,569	3,354,368
Income taxes payable	366,328	35,631
Other accrued expenses	8,449,941	7,830,961

Total current liabilities	31,630,463	22,352,433
Deferred rent	5,924,790	5,818,026
Stockholders’ equity
Preferred stock, $.01 par value:
Authorized shares - 2,000,000 Issued and outstanding shares — none	—	—
Common stock, $.01 par value:
Authorized shares - 15,000,000 Issued and outstanding shares - 6,673,534 at June 30, 2004 and March 31, 2004	66,735	66,735
Additional paid-in capital	22,872,834	22,830,906
Retained earnings	41,878,266	41,633,234

Total stockholders’ equity	64,817,835	64,530,875

Total liabilities and stockholders’ equity	$102,373,088	$92,701,334

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SPORT CHALET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three months ended June 30,
	2004	2003
Operating activities
Net income (loss)	$245,032	$(593,466)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,840,892	1,452,000
Loss on disposal of furniture, equipment and leasehold improvements	—	244,821
Deferred income taxes	(498,625)	(227,352)
Tax benefit on employee stock options	41,928	2,257
Changes in operating assets and liabilities:
Accounts receivable	143,156	314,006
Merchandise inventories	(10,349,835)	(8,614,079)
Prepaid expenses and other current assets	(276,890)	(234,191)
Refundable income taxes	—	(263,906)
Bank overdraft	—	1,190,640
Accounts payable	8,335,152	9,594,563
Salaries and wages payable	(6,799)	599,409
Income taxes payable	330,697	—
Other accrued expenses	618,980	830,089
Deferred rent	106,764	166,741

Net cash provided by operating activities	530,452	4,461,532
Investing activities
Purchase of furniture, equipment and leasehold improvements	(2,079,179)	(2,192,387)
Other assets	8,017	6,275

Net cash used in investing activities	(2,071,162)	(2,186,112)
Financing activities
Proceeds from exercise of stock options	—	8,875

Net cash provided by financing activities	—	8,875

Increase (decrease) in cash and cash equivalents	(1,540,710)	2,284,295
Cash and cash equivalents at beginning of period	3,071,648	4,230,003

Cash and cash equivalents at end of period	$1,530,938	$6,514,298

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Income taxes	$300,000	$100,000
Interest	—	—

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